Exhibit 99.1
For Immediate Release
September 4, 2007
GIBRALTAR ACQUIRES FLORENCE CORPORATION
Company is a Leading Manufacturer of Products for the Centralized Delivery Market;
Acquisition Strengthens Gibraltar’s Leadership Position in Engineered Storage Solution Products
     BUFFALO, NEW YORK (September 4, 2007) — Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it has acquired Florence Corporation, a leading manufacturer of engineered storage solutions, including centralized mail and package delivery products. Terms of the acquisition were not disclosed. Financing was provided by a consortium of banks led by KeyBank, and Florence was represented in the transaction by BMO Capital Markets.
     Florence designs and manufacturers a complete line of products and systems for storage and distribution, including specialty products for commercial customers such as distributors, catalog houses, national retail chains, and wholesalers. The company employs approximately 450 people at its 192,000-square-foot manufacturing, distribution, and administrative facility in Manhattan, Kansas. It had 2006 sales of approximately $80 million.
     “One aspect of our growth strategy is to build leadership positions in niche markets, and Florence is the recognized leader in all of its product categories and positions us as a leading products supplier, particularly in specialized markets. Florence serves the residential, commercial, storage, and building products markets, which have been growing at a rate greater than GDP growth. We expect this transaction will be immediately accretive to earnings, before any synergies,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     “We continue to take steps to enhance Gibraltar’s performance characteristics, and the addition of Florence to our portfolio of companies will strengthen our ability to deliver stronger and more consistent results,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer. “Florence has invested in the infrastructure to support continued growth, it is a leader in product design and development, and it also has a comprehensive program to consistently improve its operational efficiency and drive down costs.”
     Gibraltar first entered the storage products market with its 1998 acquisition of The Solar Group. In 2006, it expanded its market share with the acquisitions of Home Impressions and Steel City. Gibraltar currently sells its storage products throughout North America, Germany, China, and Japan, and believes it is a leading supplier in the markets it serves.
     Following the completion of the acquisition, Florence’s current management team will continue to run its day-to-day operations.
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Gibraltar Acquires Auth-Florence Manufacturing
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     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 4,000 employees and operates 84 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.